Exhibit 10.15

J. David Gowdy	March 31, 2011
945 Sunbrook Circle
Alpine, Utah 84004

Re:	Employment as Officer

Dear David:

This letter will serve to confirm our understanding and agreement in connection with your employment as President/CEO of Hewitt Petroleum, Inc. to be renamed "Richfield Oil & Gas Company" ("HPI") as follows:

1.            Employment Agreement. You will be employed under the terms of the Executive Agreement dated effective as of March 31, 2011. Your salary will accrue and be paid in the Common Stock of HPI at the initial rate of $.20 per share (for the month of April), in lieu of cash until such time as HPI has adequate capital and/or revenues to pay your salary in whole or in part in cash. The price per share will change every 1st day of each month based upon the most recent sale of HPI stock during the previous thirty (30) days. HPI will accrue and pay all payroll taxes based upon such stock compensation.

2.            Board Seat. You will be granted a seat on the Board of HPI effective as of March 31, 2011, subject to HPI's Bylaws.

This agreement shall be governed under the laws of the state of Utah, and the venue for any dispute shall be Salt Lake County, Utah.

HEWITT PETROLEUM INC.

By:	/s/ Douglas C. Hewitt, Sr.
Douglas C. Hewitt, Sr., President/CEO

ACCEPTED &AGREED:

By:	/s/ J. David Gowdy	Dated: March 31, 2011
J. David Gowdy

15 W. SOUTH TEMPLE, SUITE1050. SALT LAKE CITY, UTAH 84101 .OFFICE 801.519.8500